Exhibit 3.89

CERTIFICATE OF ORGANIZATION OF CENTURY COMMUNITIES OF UTAH, LLC

The undersigned person hereby forms a limited liability company under Section 48-3a-201 of the Utah Revised Uniform Limited Liability Company Act (the “Act”) and adopts the following pursuant thereto.

NAME ARTICLE I
The name of the limited liability company is Century Communities of Utah, LLC (the “Company”).

ARTICLE II

PRINCIPAL OFFICE

The street and mailing address of the principal office of the Company is 8390 E. Crescent Parkway, Suite 650, Greenwood Village, CO 80111.

ARTICLE III

REGISTERED AGENT AND OFFICE

The name and address of the registered agent of the Company is National Registered Agents, Inc., 1108 E. South Union Avenue, Midvale, UT 84047.

In witness whereof, the undersigned has executed this Certificate of Organization as of April 15, 2016.

Nathan Murdock, Organizer